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                                                                    Exhibit 21.1

                     List of Subsidiaries of Home Security
                              International, Inc.

1.   FAI Home Security Pty Ltd., incorporated in Australia on August 13, 1990.

2. FAI Home Security (ENZED) Ltd., incorporated in Auckland, New Zealand on April 24, 1997.

3. FAI Finance Corporation Pty Ltd., incorporated in New South Wales, Australia on October 15, 1991, a 50% subsidiary of the Company.

4. FAI Finance Corporation (NZ) Ltd., incorporated in Auckland, New Zealand on May 23, 1996, a 50% subsidiary of the Company.